VITASTI, INC.
(formerly Global Golf Holdings, Inc.)

CONSOLIDATED BALANCE SHEET

March 31, 2005
(Unaudited)
(In Canadian Dollars)
ASSETS
Current Assets
Cash	$11,922
Accounts receivable	6,563
Receivable for debt subscriptions	18,000
Assets of discontinued operations held for sale	27,899
Inventory	20,454
Prepaid expenses	13,967
Total current assets	98,805
Property and Equipment, net	98,696
Intangible Asset	85,068
$282,569
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Bank overdraft	$14,450
Accounts payable	138,085
Due to stockholders for shares cancelled	47,485
Demand loan payable	8,753
Loans from stockholders	60,353
Total current liabilities	269,126
Stockholders' Equity
Preferred stock, $0.0001 par value (in U.S. dollars), 10 million shares
authorized, no shares issued or outstanding	-
Common stock, $0.0000029 par value (in U.S. dollars), 90 million shares
authorized, 24,895,608 shares issued and outstanding	86
Additional paid-in capital	6,591,059
Accumulated deficit	(6,577,702)
Total stockholders' equity	13,443
$282,569

See Notes to Financial Statements

VITASTI, INC.
(formerly Global Golf Holdings, Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2005 and 2004
(Unaudited)
(In Canadian Dollars)
	For the Three Months Ended March 31, 2005	For the Three Months Ended March 31, 2004
Sales	$100,486	$-
Cost of sales	(32,454)
Gross profit	68,032
General and administrative	334,817
Interest expense	52,068
	386,885
Loss from continuing operations	(318,853)
Discontinued operations
Loss from operations of discontinued segment		(24,826)
Net loss	$(318,853)	$(24,826)
Net loss per common share (basic and fully diluted)
Continuing operations	$(0.01)	$0.00
Discontinued operations	0.00	(0.00)
Net loss per common share	$(0.01)	$(0.00)
Weighted average number of common shares outstanding	24,555,230	11,611,091

See Notes to Financial Statements

VITASTI, INC.
(formerly Global Golf Holdings, Inc.)

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

For the Period from December 31, 2004 to March 31, 2005
(Unaudited)
(In Canadian Dollars)
	Common Stock		Common Stock Issuable		Preferred Stock		Additional Paid-in Capital
	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount		Accumulated Deficit	Total
Balance, December 31, 2004	8,116,801	$28	14,743,199	$52	-	$-	$6,118,848	$(6,258,849)	$(139,921)
Issuance of common stock
issuable	14,743,199	52	(14,743,199)	(52)
Common stock issued for
conversion of debt	1,695,452	5					270,493		270,498
Common stock issued for
settlement of debt	250,000	1					169,999		170,000
Common stock issued for
services	90,000						31,719		31,719
Adjustment for fractional
shares resulting from
stock split	156
Net loss								(318,853)	(318,853)
Balance, March 31, 2005	24,895,608	$86	-	$-	-	$-	$6,591,059	$(6,577,702)	$13,443

See Notes to Financial Statements

VITASTI, INC.
(formerly Global Golf Holdings, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, 2005 and 2004
(Unaudited)
(In Canadian Dollars)
	For the Three Months Ended March 31, 2005	For the Three Months Ended March 31, 2004
Cash Flows From Operating Activities
Net loss	$(318,853)	$(24,826)
Adjustments to reconcile net loss to net cash
used in operating activities
Loss from discontinued operations		24,826
Interest expense resulting from debt discount	52,068
Loss settlement of debt	146,680
Issuance of common stock for services	31,719
Changes in operating assets and liabilities
Accounts receivable	(110)
Assets of discontinued operations held for sale	(145)
Inventory	9,208
Prepaid expenses	120
Bank overdraft	7,966
Accounts payable	8,148
Net cash used in operating activities	(63,199)
Cash Flows From Financing Activities
Proceeds from loans from shareholders	60,353
Net Cash Used In Discontinued Operations		(3,670)
Net change in cash	(2,846)	(3,670)
Cash at the beginning of the period	14,768	5,135
Cash at the end of the period	$11,922	$1,465

Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Supplemental Schedule of Non-Cash Transactions:

Settlement of debt with issuance of common stock	$23,320	$-
Conversion of debt, net of discount, to common stock	218,430

See Notes to Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

Business Operations

Vitasti, Inc. (formerly Global Golf Holdings, Inc.) (the "Company"), a Delaware corporation, acquired the assets of a company on November 23, 2004 (see Note 2) and since that date has adopted a new business plan which is to sell and distribute low carbohydrate and sugar-free foods through retail and wholesale outlets in Western British Columbia, Canada, and through the internet. The Company had also been in the business of marketing, rental, and distribution of golf merchandise until December 31, 2004, when management decided to discontinue the golf line of business. Accordingly, for all periods presented, the golf operations are presented as discontinued operations and the Company has one operating business segment for financial reporting purposes.

Consolidation

The accompanying consolidated financial statements include the accounts of Vitasti, Inc. and its wholly-owned subsidiary, Golflogix. All intercompany accounts and transactions have been eliminated.

Interim Period Financial Statements

The interim period consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosure normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such SEC rules and regulations. The interim period consolidated financial statements should be read together with the audited consolidated financial statements and accompanying notes included in the Company's audited consolidated financial statements for the period ended December 31, 2004 and the year ended May 31, 2004. In the opinion of the Company, the unaudited consolidated financial statements contained herein contain all adjustments (consisting of a normal recurring nature) necessary to present a fair statement of the results of the interim periods presented.

Discontinued Operations

Management decided to discontinue the golf segment in order to devote the Company's time and resources to the new business plan of the Company. Assets of the discontinued segment consist of golf equipment and are classified as current assets, held for sale, in these financial statements. An agreement was reached for the sale of the golf segment assets subsequent to March 31, 2005, see Note 3.

During the three-month periods ended March 31, 2005 and 2004, operations from the golf business segment generated revenues of $0 and $2,297, respectively.

Change in Reporting This impairment is shown with operating expenses in these financial statements.Currency

Effective January 1, 2005, the Company changed its reporting currency from the U.S. dollar to the Canadian dollar. The reason for this change was because a majority of the Company's assets and operations are located in Canada. The Company's functional currency and reporting currency are now the same. Prior consolidated financial statements that had been reported in U.S. dollars have been restated into Canadian dollars using the guidance of Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation".

By adopting the Canadian dollar as the Company's reporting currency, the cumulative foreign currency translation losses were eliminated from the Company's balance sheet and the foreign currency translation losses were eliminated from the Company's statement of comprehensive income (loss). Prior to the restatement, at December 31, 2004, there was a cumulative foreign currency translation loss of $208,591 (in U.S. dollars) included as part of stockholders' equity in the balance sheet. During the seven-month period ended December 31, 2004, there were foreign currency translation adjustments of $46,260 (in U.S. dollars), included as part of other comprehensive income (loss). In conjunction with the restatement, this amount was eliminated.

Revenue Recognition

Revenue from products sold is recognized when the sale is made, the price is fixed and determinable, and collectibility is probable.

Equipment Revenue from discontinued operations consisting of equipment rentals wereare  reported as income on a the straight-line basis over the noncancelable lease term as it became receivable according to the provisions of the lease.

Earnings Per Share

Basic loss per share is computed by dividing the net loss available to common stockholders by the weighted average number of common shares outstanding in the period. Effective December 9, 2004, the Board of Directors approved a 1-for-34 reverse stock split. Presentation of shares issued and issuable and outstanding, common stock amounts reported, and loss per share have been restated to give affect to the reverse split for all periods presented. Diluted earnings per share takes into consideration common shares outstanding (computed under basic earnings per share) and potentially dilutive common shares. Common stock issuable upon conversion of the Company's warrants, convertible debt, and preferred stock were not included in the computation of diluted earnings per share for all periods presented because they were anti-dilutive. Common stock issuable is considered outstanding as of the original approval date for purposes of earnings per share computations.

Stock-Based Compensation

The Company accounts for stock-based compensation under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. To the extent options are granted and those options have an exercise price equal to or greater than the market value of the underlying common stock on the date of grant, no stock-based employee compensation cost will be recorded. Compensation cost for stock options granted to non-employees is measured using the Black-Scholes valuation model at the date of grant multiplied by the number of options granted. Since the Company has not issued stock options to employees, there is no effect on net loss or loss per share had the Company applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation. When the Company issues shares to employees and others, the shares are valued based on the market price at the date the shares are approved for issuance.

Note 2. Going Concern

The Company has incurred losses from operations, has a working capital deficit, and has an accumulated deficit at March 31, 2005. The Company's ability to continue as a going concern is dependent upon the Company's obtaining additional financing and/or achieving a sustainable profitable level of operations. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management of the Company has undertaken steps as part of a plan with the goal of sustaining Company operations for the next twelve months and beyond. These steps include: (a) transitioning all retail businesses to operate under a new name while maintaining the current business model, (b) focusing on promoting and expanding the business plan of the Company; (c) continue to expand distribution operations overseas, specifically focusing on Southeast Asia; (d) expand manufacturing of private label wellness products; (e) continuing efforts to raise additional capital and/or other forms of financing; and (f) controlling overhead and expenses. There can be no assurance that any of these efforts will be successful.

Note 3. Acquisition of Business

On November 23, 2004, the Company completed its acquisition of the assets of Low Carb Centre, Inc., Low Carb Centre Bakery, Inc., and McNabb and Associates, Inc. (collectively, "Low Carb Centre"). Resulting operations of the business formerly operated by Low Carb Centre are included beginning as of that date. The acquisition was made for the purpose of expanding the Company's operations. In consideration, the Company issued 14,743,199 shares of the Company's common stock to the stockholders of Low Carb Centre, all of which remain issuable at March 31, 2005. In addition, the Company assumed convertible promissory notes issued by Low Carb Centre in the amount of $263,869. The purchase price amounted to $106,662, consisting of the fair value of the shares issued at the effective date of the purchase.

Note 4. Convertible Promissory Notes

Prior to the purchase of Low Carb Centre, Low Carb Centre issued 12% Convertible Promissory Notes which, by agreement with the Company, became convertible into Vitasti, Inc. shares after the closing of the purchase. The notes are convertible at the rate of $0.125 per share. The convertible debt also included detachable warrants to purchase additional shares at a rate of one additional share for each four shares convertible exercisable at $0.15 per share. In January 2005, the Company issued 1,695,452 shares of common stock on conversion of this debt.

Note 5. Subsequent Events

Subsequent to March 31, 2005, the Company entered into an asset sale agreement to sell all of the assets of the golf segment for $25,000.

The Company has issued 7,533,000 shares of common stock for services since March 31, 2005.